Exhibit 2.1
FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT
This FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT (this
“Amendment”), dated as of June 18, 2024, is entered into by and among Playtika Ltd., a company organized under the laws of Israel (“Purchaser”), G.S InnplayLabs Ltd., a company organized under the laws of Israel (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (the “Sellers’ Representative”).
WHEREAS, the parties hereto (and additional parties) entered into that certain Share Purchase Agreement dated September 14, 2023 (the “Share Purchase Agreement”);
Whereas, the parties hereto have agreed to amend the Share Purchase Agreement pursuant to Section 12.1 thereof, all as set forth in this Amendment.
Now, Therefore, in consideration of the foregoing and the mutual promises hereinafter set forth, the parties hereto hereby agree to amend the Share Purchase Agreement as follows:
1.Unless otherwise specifically set forth herein, capitalized terms not defined herein shall have the meanings ascribed to them in Share Purchase Agreement.
2.The preface to this Amendment constitutes an integral part thereof.
3.The following amendments shall apply to the Share Purchase Agreement, effective immediately:
3.1The definitions of the terms “Earnout Period” and “First Year Earnout Period” under the Share Purchase Agreement shall be replaced in their entirety with the following definitions:
““Earnout Period” means the two-year period commencing at the commencement of the First Year Earnout Period.”
““First Year Earnout Period” means the one-year period commencing at the 1st day of the month following the month in which the Closing occurs.”
3.2In sub-Section 2.9(a)(iii), the reference to the multiple of 1.75X shall be deleted and replaced by a multiple of 1.25X, so that the multiples in sub- Sections 2.9(a)(ii) and 2.9(a)(iii) shall be identical.
3.3In sub-Sections 2.9(a)(v) and 2.9(b)(i), the reference to the value of “negative $10,000,000” shall be deleted and replaced by the value of “negative $16,000,000”.
3.4A new sub-Section 2.9(a)(vi) will be added as follows:
“Notwithstanding anything to the contrary herein, if the First Year Earnout Direct Contribution is between negative $10,000,000 and negative
$16,000,000, then the Earnout Consideration due and payable for the First Year Earnout Period pursuant to this sub-Section 2.9(a) shall be reduced by an amount equal to the difference between the actual First Year Earnout Direct

Exhibit 2.1

Contribution and target of First Year Earnout Direct Contribution of negative
$10,000,000 (e.g., for illustration purposes only, if the First Year Earnout Direct Contribution is equal to negative $13,000,000 then any Earnout Consideration due and payable for the First Year Earnout Period (if any) shall be reduced by an amount equal to $3,000,000).”
3.5Notwithstanding anything else to the contrary set forth in the Share Purchase Agreement (including, without limitation, sub-Section 2.9(e)(ii)), until the lapse of the First Year Earnout Period, all matters relating to Marketing Expenses including, without limitation, amount, timing and allocation, shall be managed and controlled by the Purchaser.
3.6In sub-Section 2.9(b)(vi), the reference to the value of “zero (0) USD” shall be deleted and replaced by the value of “negative $5,000,000”.
3.7In Section 2.9 and sub-Section 2.9(c) the references to the value of “Two Hundred and Twenty Million United States Dollars ($220,000,000)” shall be deleted and replaced by the value of “One Hundred and Seventy Million United States Dollars ($170,000,000)”.
3.8The references to examples of the calculations of the First Year Earnout Consideration and the Second Year Earnout Consideration in each of sub- Sections 2.9(a)(iv) and 2.9(b)(v), respectively, shall be replaced with new examples attached hereto as Schedule 2.9(a)(iv) and Schedule 2.9(b)(v) (respectively).
4.The Company shall recommend to its Board of Directors to amend the Incentive Bonus Plan (which was approved thereby on September 28, 2023) so that for the purpose of achieving the Performance Condition thereunder, the Third Year Average Daily Gross Revenue (as defined therein) shall be greater than
$250,000 (instead of $300,000).
5.The provisions of this Amendment are in addition to, and amend, the provisions of the Share Purchase Agreement, and in the event of any inconsistency between the provisions of the Share Purchase Agreement and the provisions of this Amendment, the provisions of this Amendment shall prevail. The provisions of this Amendment together with the Share Purchase Agreement (as amended hereby) constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements, whether written or oral, between the parties with respect thereto.
6.For the removal of doubt, it is hereby clarified that, other than as specifically provided herein, the provisions of the Share Purchase Agreement shall remain in full force and effect.
7.This Amendment shall be governed in all respects by the laws of the State of Israel, without regard for the conflict of law provisions thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of any court of competent jurisdiction located within the district of Tel Aviv in respect of any dispute arising out of or in connection with this Amendment.

Exhibit 2.1

8.This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
[Signature Page to Follow]

Exhibit 2.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

PURCHASER:

PLAYTIKA LTD.

By: /s/ Craig Abrahams
Name: Craig Abrahams
Title: President & CFO

COMPANY:

G.S INNPLAY LABS LTD.

By: /s/ Craig Abrahams
Name: Craig Abrahams
Title: Director

SELLERS’ REPRESENTATIVE:

FORTIS ADVISORS LLC, as Sellers'
Representative

By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director